ARTICLES OF INCORPORATION
                               OF
            INTEGRATED MARKETING PROFESSIONALS, INC.

Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following
Articles:

                               I.

The   name   of   the   corporation  is:   INTEGRATED   MARKETING
PROFESSIONALS, INC.

                               II.

The purpose or purposes for which the corporation is organized is
to   engage  in  any  activity  within  the  purposes  for  which corporations may be organized under the Business Corporation Act of Michigan.

                              III.

The total authorized capital stock is:

1.    Common Shares  20,000 Class A Voting - Par Value Per  Share
$1.00

      Common  Shares  40,000 Class B Non-Voting - Par  Value  Per
Share $1.00

     The common shares will be identical in all respects with the sole exception of the voting rights held solely by the Class
     "A" common.

2. A statement of all or any of the relative rights, preference and limitations of each class is as follows:

     This Corporation is a small business corporation as defined in the Internal Revenue Code of 1986, and such common shares as shall be issued shall qualify to receive the benefits of
     Section 1244 of said Internal Revenue Code.

No shares of stock in this Corporation shall be transferred without first offering the same to the Corporation through its President for a period of ten (10) days and then to the stockholders pro-rata for an additional thirty (30) days. No stock in this Corporation may pass by intestate succession or bequest without compliance with the Stock Transfer Agreement signed by all shareholders and on file at the offices of the Corporation.